Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

January 7, 2019

MEDIA CONTACT: Frederick Solomon

703-903-3861

Frederick_Solomon@FreddieMac.com

Aleem Gillani Elected to Freddie Mac Board of Directors

McLean, Va.— Freddie Mac (OTCQB: FMCC) today announced the election of Aleem Gillani to the company’s Board of Directors, effective January 4, 2019. Mr. Gillani recently served as chief financial officer and corporate executive vice president of SunTrust Banks, Inc.

“We are very pleased to welcome Aleem to the Freddie Mac Board. He brings decades of executive experience at sophisticated financial institutions,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “His insights and expertise will help the Board guide Freddie Mac in its mission to support the liquidity and stability of the housing market and promote housing affordability. He contributes deep knowledge of risk management and a strong track record of success as a Fortune 500 chief financial officer.”

Mr. Gillani, 56, served as SunTrust’s corporate treasurer before assuming his role as CFO. Prior to joining SunTrust in 2007, he held other senior risk management roles, including as the chief market risk officer for The PNC Financial Services Group, Inc. and BankBoston Corp. He has been credentialed as a certified management accountant by the Society of Management Accountants of Canada and holds a degree from York University. He serves on the National Board of Trustees for the March of Dimes Foundation, the Atlanta Area Council for the Boy Scouts of America, and Zoo Atlanta. He was the founding chair of the Market Risk Council for the Risk Management Association (RMA) and served for many years on the RMA board.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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